Exhibit 99.1

ShopKo Announces Plans to Acquire Jacks Retail Chain;
Addition of 19 Stores Begins Expansion Initiative

GREEN BAY, Wis., Nov. 20

     ShopKo Stores, Inc. (NYSE: SKO) and Penn-Daniels
Incorporated jointly announced today an agreement in which ShopKo will acquire Penn-Daniels in a transaction valued at approximately $61 million, including approximately $43 million in Penn-Daniels debt, of which approximately $22 million will be retired at the time of closing. Penn-Daniels is a family-owned retail chain operating 19 stores in the Midwest. Closing is expected to occur by December 31, 1997 contingent upon the completion of due diligence, regulatory approval and certain other conditions. Once completed, the acquisition will be accounted for as a purchase business transaction.

     Penn-Daniels, headquartered in Quincy, Ill., generated approximately $200 million in sales for the year ended January 31, 1997. The company currently operates 18 Jacks discount stores in Iowa, Illinois and Missouri and one Lots-A-Deals close-out store in Moline, Ill., all serviced by a 427,000 square foot distribution center in Quincy. The company employs approximately 2,100 associates. William Daniels,
Chairman and Chief Executive Officer, is the son of Penn-Daniels founder, Joe Daniels.

     ShopKo plans to convert Jacks retail locations to ShopKo stores with remerchandising and remodeling to begin in January, 1998. The remodeled stores will feature ShopKo's lifestyle-driven merchandising strategy focused on casual apparel, home, family basics, leisure/seasonal and health categories;
including the likely addition of in-store pharmacies and optical centers. The stores will remain open during remodeling which is targeted for completion in July, 1998.

     ShopKo intends to gradually phase-out operations at the Penn-Daniels corporate headquarters, maintaining all administrative and buying functions at its headquarters in Green Bay, Wis. Distribution alternatives for the stores will be evaluated by ShopKo and plans for the Penn-Daniels distribution center will be announced at a later date. No significant changes to the Penn-Daniels work force are planned through mid-
February.

     Excluding estimated non-recurring pre-tax costs of $12 to $15 million, the transaction is expected to be slightly accretive next fiscal year. Longer term, the outlook is to generate savings from the elimination of pre-opening, general administrative and certain distribution costs which are included in the non-recurring estimates.

     "The acquisition of Jacks is an important step toward our goal of adding 30 to 35 stores by the end of the year 2000," said Dale P. Kramer, Chairman,
President and Chief Executive Officer of ShopKo Stores,
Inc. "We have significant experience in Midwestern markets, and are confident of our ability to respond to the needs and lifestyle trends of the customers in these new markets.

     "Like ShopKo, Jacks is one of the few regional chains that has succeeded in a highly competitive environment," Kramer said. "Jacks customers share similar characteristics with ShopKo customers and we believe they will be pleased with the value, quality, convenience and assortments we offer. They will also benefit from the addition of in-store pharmacies and optical centers."

     William Daniels, Chairman and Chief Executive
Officer of Penn-Daniels, said, "I have known Dale
Kramer for many years and have watched the progress of ShopKo. We share similar values and principles for discount retailing which reinforces our decision to sell our family business to ShopKo. The information systems and buying power of a much larger retail organization should benefit our customers and store employees."

     ShopKo Stores, Inc., headquartered in Green Bay,
Wis., is a leading specialty discount retailer operating 130 stores in 16 states primarily in the Upper Midwest, Western Mountain and Pacific Northwest regions.

     The Company also serves the rapidly growing managed health care industry through its wholly-owned subsidiary, ProVantage, Inc. Serving a client base representing more than 20 million lives worldwide, ProVantage offers information technology support services, custom prescription benefit management (PBM) and vision benefit management (VBM) services.

     This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform
Act of 1995. Such statements are subject to important factors which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Company's current Annual Report on Form 1O-K or as may be described from time to time in the Company's subsequent SEC filings. SOURCE
ShopKo Stores, Inc.

     CONTACT: Media, Sheree Olson, 920-429-4186 or
Investors, Phyllis J. Proffer, 920-429-4391, both of
ShopKo Stores